SIDE LETTER

To:                      Sakonnet Shipping Ltd.
3rd Floor, Par La Ville Place
14 Par La Ville Road
Hamilton HM 08
Bermuda

Attention:       Ms Deborah Paterson

(the “Borrower”)

                          24 November 2008

Dear Sirs

(i)
Loan Agreement dated 24 January 2007 made between the Borrower and The Bank of Nova Scotia Asia Limited (the “Bank”) (the “Loan Agreement”) in respect of a loan facility of up to US$27,300,000 to part finance the acquisition of m.v. “Sakonnet’’ (the “Ship”); and

(ii)	Corporate Guarantee dated 24 January 2007 made between B+H Ocean Carriers Ltd. (the “Corporate Guarantor’’) and the Bank (the “Corporate Guarantee’’)

This letter is supplemental to the Loan Agreement and Corporate Guarantee. Terms and expressions defined in the Loan Agreement and Corporate Guarantee shall have the same meanings when used herein, unless otherwise defined herein or the context otherwise requires.

References in the Loan Agreement to “this Agreement” and references in the Corporate Guarantee to ‘’this Guarantee’’ shall, with effect from the date of this letter and unless the context otherwise requires, be references to the Loan Agreement and Corporate Guarantee as amended by this letter and words such as “herein”, “hereof”, “hereafter”, “hereby” and “hereto”, where they appear in the Loan Agreement and Corporate Guarantee, shall be construed accordingly.

1	The Loan Agreement shall, with effect on and from the date of this letter, be (and is hereby) amended as follows:

(a)	in clause 1.2, the following definitions shall be inserted in the correct alphabetical order:

“Contract Employment” means any time charterparty (provided the freight rates under such charterparties are fixed and ensure a firm and predictable cashflow), contract of affreighment (or similar) and forward freight agreement (however only for hedging purposes in connection with charter agreements or charter contracts and not for speculative purposes);

“Fleet Vessels” means the vessels from time to time owned by the Borrower's Group, including, without limitation:

(a)              the Ship;

(b)	m.v. “Bonnie Smithwick”, a 83,155 dwt OBO tanker built in 1993, with IMO number 9050084, registered in the name of BHOBO One Ltd. in the Bahamas Ship Registry;

(c)	m.t. “Rip Hudner”, a 83,155 dwt OBO tanker built in 1994, with IMO number 9077111, registered in the name of BHOBO Two Ltd. in the Bahamas Ship Registry;

(d)	m.t. “Searose G”, a 83,155 dwt OBO tanker built in 1994, with IMO number 9050096, registered in the name of BHOBO Three Ltd. in the Bahamas Ship Registry;

(e)	m.t. “Roger M. Jones”, a 74,868 dwt OBO tanker built in 1992, with IMO number 9009396, registered in the name of RMJ OBO Shipping Ltd. in the Bahamas Ship Registry;

(f)	m.t. “Seapowet”, a 74,928 dwt OBO tanker built in 1992, with IMO number 9014729, registered in the name of K/S Difko LXXIII in the Bahamas Ship Registry;

(g)	m.t. “Sagamore”, a 68,536 dwt product tanker built in 1991, with IMO number 9002192, registered in the name of Sagamore Shipping Ltd. in the Bahamas Ship Registry;

(h)	m.v. “Sachem”, a 60,959 dwt product tanker built in 1988, with IMO number 8011304, registered in the name of Sachem Shipping Ltd. in the Bahamas Ship Registry;

(i)	m.v. “Algonquin”, a 38,147 dwt bulk carrier built in 1983, with IMO number 8005006, registered in the name of Aquidneck Shipping Corp. in the Bahamas Ship Registry;

(j)	m.v. “Capt. Thomas J Hudner Jr.”, a 44,999 dwt product tanker built in 1990, with IMO number 8613994, registered in the name of TJH Shipholding Ltd. in the Bahamas Ship Registry;

(k)	m.t. “Agawam”, a 41,209 dwt product tanker/chemical carrier built in 1982, with IMO number 8004973, registered in the name of Agawam Shipping Corp. in the Bahamas Ship Registry;

(l)	m.t. “Anawan”, a 38,884 dwt product tanker/chemical carrier built in 1981, with IMO number 7929671, registered in the name of Anawan Shipping Corp. in the Bahamas Ship Registry;

(m)	m.t. “Aquidneck”, a 40,554 dwt product tanker/chemical carrier built in 1981, with IMO number 8004985, registered in the name of Aquidneck Shipping Corp. in the Bahamas Ship Registry; and

(n)	m.t. “Pequod”, a 40,632 dwt product tanker built in 1982, with IMO number 8011304, registered in the name of Isabelle Shipholdings Corp. in the Bahamas Ship Registry.

(b)	in clause 8.4.1(h), the definition of ‘Total Debt’ shall be deleted and replaced with the following new definition:

“(h) “Total Debt’’ means, on a consolidated basis, the aggregate book value of all provisions, other long term liabilities and current liabilities of the Borrower and the Corporate Guarantor (on a consolidated basis), however reduced by Cash and Cash Equivalents in excess of the minimum Cash and Cash Equivalent requirement in Clause 8.4.2(d) (Cash and Cash Equivalents)’’;

(c)	in clause 8.4.1(k), the definition of ‘Value Adjusted Total Assets’ shall be deleted and replaced with the following new definition:

“(k)”Value Adjusted Total Assets’’ means, on a consolidated basis, the total market value of all of the assets of the Corporate Guarantor (on a consolidated basis), however, excluding Cash and Cash Equivalents in excess of the minimum Cash and Cash Equivalent requirement in Clause 8.4.2(d) (Cash and Cash Equivalents)’’;

(d)	in clause 8.4.2, the current wording of paragraph (b) (‘Ratio of EBITDA to Fixed Charges’) shall be deleted and replaced with the following new wording:

“(b)              Ratio of EBITDA to Fixed Charges

The Borrower shall procure that the Corporate Guarantor (on a consolidated basis) shall ensure that the ratio of EBITDA to Fixed Charges shall be (i) 1.15:1.00 if 75% to 100% of the Fleet Vessels are on Contracted Employment for a period of twelve (12) months or more, (ii) 1.20:1.00 if 50% to 74% of the Fleet Vessels are under Contract Employment for a period of twelve (12) months or more and (iii) 1.25:1.00 at all times otherwise, in any event on a twelve (12) months rolling basis on assumptions approved by the Bank’’;

(e)	in clause 8.4, the current wording of paragraph (d) (‘Cash and Cash Equivalents’) shall be deleted and replaced with the following new wording:

“(d)              Cash and Cash Equivalents

The Borrower shall procure that the Corporate Guarantor (on a consolidated basis) shall at all times ensure that it has Cash and Cash Equivalents equal to the greater of (i) fifteen million Dollars ($ 15,000,000) and (ii) six per cent (6.00%) of the long term debt of the Corporate Guarantor’’;

2	The Corporate Guarantee shall, with effect on and from the date of this letter, be (and is hereby) amended as follows:

(a)	in clause 5.3.1(h), definition of ‘Total Debt’ shall be deleted and replaced with the following new definition:

“(h) “Total Debt’’ means, on a consolidated basis, the aggregate book value of all provisions, other long term liabilities and current liabilities of the Borrower and the Guarantor (on a consolidated basis), however reduced by Cash and Cash Equivalents in excess of the minimum Cash and Cash Equivalent requirement in Clause 5.3.2(d) (Cash and Cash Equivalents)’’;

(b)	in clause 5.3.1(k), the definition of ‘Value Adjusted Total Assets’ shall be deleted and replaced with the following new definition:

“(k) “Value Adjusted Total Assets’’ means, on a consolidated basis, the total market value of all the of the assets of the Guarantor (on a consolidated basis), however, excluding Cash and Cash Equivalents in excess of the minimum Cash and Cash Equivalent requirement in Clause 5.3.2(d) (Cash and Cash Equivalents)’’;

(c)	in clause 5.3.2, the current wording of paragraph (b) (‘Ratio of EBITDA to Fixed Charges’) shall be deleted and replaced with the following new wording:

“(b)              Ratio of EBITDA to Fixed Charges

The Guarantor undertakes that it shall (on a consolidated basis) ensure that the ratio of EBITDA to Fixed Charges shall be (i) 1.15:1.00 if 75% to 100% of the Fleet Vessels are on Contracted Employment for a period of twelve (12) months or more, (ii) 1.20:1.00 if 50% to 74% of the Fleet Vessels are under Contract Employment for a period of twelve (12) months or more and (iii) 1.25:1.00 at all times otherwise, in any event on a twelve (12) months rolling basis on assumptions approved by the Bank’’;

(d)	in clause 5.3.2, the current wording of paragraph (d) (‘Cash and Cash Equivalents’) shall be deleted and replaced with the following new wording:

“(d)              Cash and Cash Equivalents

The Guarantor undertakes that it shall (on a consolidated basis) at all times ensure that it has Cash and Cash Equivalents equal to the greater of (i) fifteen million Dollars ($ 15,000,000) and (ii) six per cent (6.00%) of the long term debt of the Guarantor’’;

(e)	a new clause 5.3.3 shall be inserted with the following wording:

“Compliance Certificate’’

The Guarantor undertakes that simultaneously with the service of the Audited Financial Statements pursuant to clause 5.1.4, it will deliver to the Bank in a written certificate from the chief financial officer in respect of the period to which the Audited Financial Statements relate, certifying that the Audited Financial Statements were in compliance with the covenants and undertakings contained in this clause 5.3.’’

(f)	a new Schedule 1 (Form of Compliance Certificate) shall be inserted with the wording set out in Schedule 1 hereto.

3	Conditions Precedent

The Borrower shall provide the Bank with a signed and dated copy of the Addendum No.1 to the Reducing Revolving Credit Facility Agreement dated 29 August 2006 made between the borrowers (listed in schedule 1 therein), the lenders (listed in schedule 2 therein),  Nordea Bank Finland plc. as swap bank, Nordea Bank Norge ASA as bookrunner, Nordea Bank Norge ASA as agent, Nordea Bank Norge ASA as arranger and underwriter and DVB Bank America N.V., The Governor and Company of the Bank of Scotland and HSH Nordbank AG as co-arrangers.

Save as may be amended or varied hereby, the terms of the Loan Agreement, the Corporate Guarantee and the other Security Documents shall remain unaltered and in full force and effect and shall be read and construed as the same may have been amended by this letter.

This letter may be executed in counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

Please evidence your agreement to, and acceptance of, the terms of this letter by countersigning where indicated below and returning a copy of this letter to us.

This letter shall be governed by, and construed in accordance with, English law.

…………………..……………
For and on behalf of
The Bank of Nova Scotia Asia Limited
(in its capacity as Bank)

We hereby acknowledge receipt of the above letter and confirm and agree to its terms.

………………………………..
Accepted and agreed
For and on behalf of
Sakonnet Shipping Ltd.
(in its capacity as Borrower)

………………………………..
Accepted and agreed
For and on behalf of
B+H Ocean Carriers Ltd.
(in its capacity as Corporate Guarantor)

SIN-#788158-v3

Schedule 1
Form of Compliance Certificate

To:           The Bank of Nova Scotia Asia Limited, as Bank

From:	[•]

Date:	[•] [To be delivered no later than [one hundred and twenty (120) /forty-five (45)] days after each Reporting Date]

(i)
Loan Agreement dated 24 January 2007 made between the Borrower and The Bank of Nova Scotia Asia Limited (the “Bank”) (the “Loan Agreement”) in respect of a loan facility of up to US$27,300,000 to part finance the acquisition of m.v. ‘’Sakonnet’’ (the “Ship”); and

(ii)	Corporate Guarantee dated 24 January 2007 made between B+H Ocean Carriers Ltd. (the “Corporate Guarantor’’) and the Bank (the “Corporate Guarantee’’)

We refer to the Loan Agreement and Corporate Guarantee. Terms defined in the Loan Agreement and the Corporate Guarantee shall have the same meaning when used in this Compliance Certificate.

With reference to Clause 8.4 of the Loan Agreement and Clause 5.3.2 of the Corporate Guarantee, we confirm that as at [•] [insert relevant Reporting Date]:

(a)	Minimum Value Adjusted Equity Ratio. The Minimum Value Adjusted Equity Ratio of the Guarantor (on a consolidated basis) was [•].

The Guarantor shall at all times maintain a minimum Value Adjusted Equity Ratio of thirty per cent (30.00%). The covenant in Clause 5.3.2(a) is thus [not] satisfied.

(b)	Minimum Value Adjusted Equity. The Minimum Value Adjusted Equity of the Guarantor (on a consolidated basis) was USD [•].

The Guarantor shall at all times maintain a Minimum Value Adjusted Equity of USD 50,000,000. The covenant in Clause 5.3.2(a) is thus [not] satisfied.

(c)	Ratio of EBITDA to Fixed Charges. The ratio of EBITDA to Fixed Charges of the Guarantor (on a consolidated basis) was [•].

The Guarantor (on a consolidated basis) shall ensure that the ratio of EBITDA to Fixed Charges shall be (i) 1.15:1.00 if 75% to 100% of the Fleet Vessels are on Contracted Employment for a period of twelve (12) months or more, (ii) 1.20:1.00 if 50% to 74% of the Fleet Vessels are under Contract Employment for a period of twelve (12) months or more and (iii) 1.25:1.00 at all times otherwise, in any event on a twelve (12) months rolling basis on assumptions approved by the Bank. The covenant in Clause 5.3.2(b) is thus [not] satisfied.

(d)	Positive working capital. The working capital of the Guarantor (on a consolidated basis) was [•].

The Guarantor (on a consolidated basis) shall at all times ensure that its current assets exceeds its current liabilities (excluding the current portion of long term debt), all as determined in accordance with GAAP.  The covenant in Clause 5.3.2(c) is thus [not] satisfied.

(e)	Cash and Cash Equivalents. The Cash and Cash Equivalent of the Guarantor (on a consolidated basis) is [•].

The Guarantor (on a consolidated basis) shall at all times ensure that it has Cash and Cash Equivalents equal to the greater of (i) USD 15,000,000 and (ii) six per cent (6.00%) of the long term debt of the Guarantor. The covenant in Clause 5.3.2(d) is thus [not] satisfied.

Yours sincerely

for and on behalf of

[•]

By: __________________________________

Name:

Title:  [authorised officer]

SIN-#788158-v3